Exhibit (a)(5)(D)

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES

PRELIMINARY RESULTS OF ITS SELF-TENDER OFFER

New York, N.Y., March 23, 2012 — Weight Watchers International, Inc. (NYSE: WTW) today announced the preliminary results of its “modified Dutch auction” tender offer for up to $720.0 million in value of its common stock, which expired at 12:00 midnight, New York City time, on Thursday, March 22, 2012. Based upon preliminary results, the Company expects to accept for payment an aggregate of 8,780,487 shares of its common stock at a purchase price of $82.00 per share, for an aggregate cost of approximately $720.0 million. These shares represent approximately 11.9% of the Company’s outstanding shares of common stock as of February 13, 2012.

The Company has been informed by the depositary for the tender offer that the preliminary proration factor for the tender offer is approximately 99.4%. Based on the preliminary count by the depositary for the tender offer, an aggregate of 8,833,785 shares of the Company’s common stock were properly tendered and not properly withdrawn at or below a purchase price of $82.00 per share, including 4,404,096 shares that were tendered through notices of guaranteed delivery.

The number of shares to be purchased, the price per share and the proration factor are preliminary and are subject to verification by the depositary and subject to change for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the applicable three trading day settlement period. The actual number of shares to be purchased, the final price per share and the final proration factor will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer is currently anticipated to occur on March 28, 2012. Any shares tendered and not purchased will be returned to the tendering shareholders promptly thereafter.

Additionally, based on the preliminary results of the tender offer, the Company expects to purchase 9,498,806 shares of its common stock from Artal Holdings Sp. z o.o.,

Succursale de Luxembourg, its majority shareholder, at a purchase price of $82.00 per share. The Company previously announced an agreement with Artal to purchase a number of shares of the Company’s common stock at the price established by the tender offer so that Artal’s percentage ownership interest in the Company’s outstanding shares of common stock after the purchase of shares in the tender offer and from Artal will be substantially equal to its current level. The determination of the final number of shares to be purchased from Artal and the final price per share is subject to the determination of the final number of shares to be purchased in the tender offer and the final price per share in the tender offer.

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are the lead dealer managers and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc. are the co-dealer managers for the tender offer. MacKenzie Partners, Inc. is the information agent and Computershare is the depositary for the tender offer. All inquiries about the tender offer should be directed to Credit Suisse Securities (USA) LLC toll-free at 800-318-8219, J.P. Morgan Securities LLC toll-free at 877-371-5947 or MacKenzie Partners, Inc. toll-free at 800-322-2885 or 212-929-5500 (call collect) in the United States and Canada and +1-44-0-203-178-8057 for all other countries.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s plans, strategies, prospects and “modified Dutch auction” tender offer and related share repurchase. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this news release to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: competition from other weight management industry participants or the development of more effective or more favorably perceived weight management methods; the Company’s ability to continue to develop innovative new services and products and enhance its existing services and products, or the failure of its services and products to continue to appeal to the market; the effectiveness of the Company’s marketing and advertising programs; the success of the tender offer and related share repurchase; the Company’s ability to arrange financing sufficient to fund the tender offer and related share repurchase and the terms on which such financing is raised; the impact on the Weight Watchers brand of actions taken by the Company’s franchisees, licensees and suppliers; risks and uncertainties associated with the Company’s international operations, including economic, political and social risks and foreign currency risks; the Company’s ability to successfully make acquisitions or enter into joint ventures, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; uncertainties related to a downturn in general economic conditions or consumer confidence; the seasonal nature of the Company’s business;

the impact of events that discourage people from gathering with others; the Company’s ability to enforce its intellectual property rights both domestically and internationally, as well as the impact of its involvement in any claims related to intellectual property rights; uncertainties regarding the satisfactory operation of the Company’s information technology or systems; the impact of security breaches or privacy concerns; the impact of disputes with the Company’s franchise operators; the impact of existing and future laws and regulations; the impact of the Company’s debt service obligations and restrictive debt covenants; the possibility that the interests of the Company’s majority owner will conflict with the other holders of the Company’s common stock; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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